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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:   0-20007
                                                                       ---------

                                  TENCOR INSTRUMENTS
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                (Exact name of registrant as specified in its charter)

           One Technology Drive, Milpitas, California  95035 (408) 571-3000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Common Stock, no par value
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               (Title of each class of securities covered by this Form)

                                         None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      /x/       Rule 12h 3(b)(1)(i)      /x/
    Rule 12g4-(a)(1)(ii)     / /       Rule 12h 3(b)(1)(ii)     / /
    Rule 12g4-(a)(2)(i)      / /       Rule 12h 3(b)(2)(i)      / /
    Rule 12g4-(a)(2)(i)      / /       Rule 12h 3(b)(2)(ii)     / /
                                       Rule 15d-6               / /

Approximate number of holders of record as of the certification or notice date:  1
           -------

Pursuant to the requirements of the Securities Exchange Act of 1934, Tencor Instruments has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  May 1, 1997
                             By:  /s/ Bruce R. Wright
                                  -------------------------
                                  Name:  Bruce R. Wright
                                  Senior Vice President &
                                  Chief Financial Officer